For Immediate Release

MortgageIT Holdings, Inc. Reports Fourth Quarter and Full-Year 2005
Financial Results

•	Earns GAAP net income of $1.66 per diluted share, or $1.47 on an adjusted basis for 2005

•	Company funds $29.2 billion of loans in 2005

•	Guides to $0.25 first quarter 2006 dividend

•	Guides to consolidated net loss in first quarter 2006

•	Guides to $6.0 to $6.5 billion in first quarter 2006 funding volume

New York, N.Y., March 6, 2006 — MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage company organized as a real estate investment trust ("REIT"), today announced operating and financial results for the fourth quarter and year ended December 31, 2005.

The Company reported GAAP net income for the fourth quarter of 2005 of $7.5 million, or $0.26 per diluted share. For the year ended December 31, 2005, GAAP net income was $40.3 million, or $1.66 per diluted share. Adjusted net income for the fourth quarter of 2005 was $8.7 million, or $0.31 per diluted share. For the year ended December 31, 2005, adjusted net income was $35.8 million, or $1.47 per diluted share. Net income and adjusted net income per diluted share are based upon weighted average outstanding shares of 28.4 million for the fourth quarter and 24.3 million for the twelve-month period. Additional operating information is included in the "Operating Statistics Table" provided later in this press release.

Doug Naidus, Chairman and Chief Executive Officer, commented, "MortgageIT generated substantial growth in 2005, building its high credit quality portfolio to approximately $4.7 billion and producing well over 100% growth in loan origination volume, to $29.2 billion. During the second half of 2005, an increasingly challenging market environment developed, including a disruption in the value of sub-prime mortgage loans, intensifying competition for prime mortgage loans, and a yield curve that inverted, which had the effect of increasing borrowing costs for both our portfolio and our mortgage bank. During the fourth quarter of 2005, gain on sale margins for loans sold to third parties declined to 71 basis points, a level we have not seen for the past couple of years. We expect this environment to persist over the near term."

Mr. Naidus continued, "Our portfolio has continued to perform well and prepayment speeds have slowed dramatically during the first quarter of 2006. We are actively managing our product mix and have substantially exited the wholesale sub-prime business, which drove losses at our mortgage bank in the fourth quarter of 2005 and is expected to contribute to a consolidated net loss in the first quarter of 2006."

Mortgage Banking Financial and Operating Highlights:

•	For the fourth quarter ended December 31,2005, MortgageIT, Inc., the Company's mortgage banking subsidiary, had a pre-tax loss of $1.6 million. After-tax loss, prior to eliminations, totaled $0.7 million. Net of tax and the elimination of the gain on sale relating to $519.1 million of loans transferred to the REIT portfolio, the mortgage bank lost $3.8 million or $0.13 per share.

•	Gain on sale margins for loans sold to third parties during the quarter ended December 31,2005 was approximately 71 basis points (bps). A review of prime and sub-prime margins can be found in the "Operating Statistics Table" provided later in this press release.

Portfolio Financial and Operating Highlights:

•	During the fourth quarter of 2005, the Company transferred $519.1 million of self-originated ARM loans to its investment portfolio. As of December 31, 2005, the Company had an investment portfolio of approximately $4.7 billion plus approximately $23.4 million of self-originated mortgage backed securities. The portfolio had an average balance of $4.8 billion during the fourth quarter of 2005.

•	Adjusted net interest margin on the loan portfolio was 105 bps during the fourth quarter of 2005, down from 122 bps in the third quarter. Adjusted return on assets ("ROA") on the portfolio was 90 bps in the fourth quarter, up from 79 bps in the third quarter of 2005. Fourth quarter adjusted ROA was positively impacted by decreased loan basis amortization due to slower prepayment speeds and a cumulative adjustment made to the allocation of administrative expenses to the portfolio.

•	The Company's investment portfolio earned $12.5 million or $0.44 per share in adjusted earnings during the fourth quarter of 2005.

Sub-Prime Business Unit Update and Guidance

•	As previously reported, the significant pressure on sub-prime gain on sale margins and the consolidation of that business unit negatively impacted fourth quarter earnings by approximately $0.15 per diluted share.

•	The Company now expects to fund approximately $150 million to $200 million of sub-prime loan volume during the first quarter of 2006. Also, the Company expects future sub-prime loan volume not to be a material component of its total originations as the Company will have substantially exited the wholesale sub-prime business by the end of the first quarter of 2006.

•	During the first quarter of 2006, the Company continues to reduce its sub-prime staff and operations. These further reductions, along with the disposition of the remaining sub-prime loans, will negatively impact first quarter 2006 earnings by approximately $0.25 to $0.30 per share.

Outlook and Guidance

•	The Company expects to report a consolidated net loss for the first quarter of 2006, due to expected losses at our mortgage bank, substantially driven by the sub-prime business.

•	The Company expects to pay a first quarter dividend of $0.25 per share.

•	The Company expects the average balance of its investment portfolio to be approximately $5.0 billion during the first quarter of 2006.

•	The Company expects to report loan funding volume of approximately $6.0 to $6.5 billion in the first quarter of 2006, which would represent an increase of 38% to 50% over the first quarter of 2005.

•	During the fourth quarter of 2005, the Company repurchased approximately 90,000 shares of its common stock in open market transactions at an average price of $13.03. The Company has approximately $28.8 million remaining under its current authorization, but does not anticipate active repurchases during the first quarter of 2006.

Adjusted Financial Measures

Adjusted net income, adjusted net interest margin, adjusted return on assets, and adjusted earnings per share (diluted) are non-GAAP financial measures which are reported by the Company in addition to net income and earnings per share (diluted) as prepared in accordance with GAAP. As indicated in its first quarter 2005 release, during the first quarter of 2005, the Company did not qualify under the Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") with respect to certain hedging activities. The non-GAAP financial measures reported by the Company are presented as if the Company qualified under FAS 133 in all periods. If the Company qualified under FAS 133, gains and losses on derivative hedges would have been deferred and amortized over the hedge period. Since the Company did not qualify under FAS 133, both realized and unrealized gains and losses were recognized in GAAP earnings in prior periods. Management believes that by adjusting net income in this manner, the non-GAAP measures provide a useful gauge of the Company's operating performance because adjusted net income highlights that portion of the Company's reported earnings that is more likely to be ongoing in nature.

Conference Call Information

MortgageIT Holdings, Inc. will hold an investor conference call to discuss its fourth quarter and full-year 2005 financial performance at 10:00 a.m. Eastern Time on Tuesday, March 7, 2006. Interested parties may listen to the live call by dialing 800-865-4415 (U.S.) or 973-935-2402 (International) and referencing the conference ID #6915241, or by visiting the MortgageIT Holdings corporate website, http://www.mortgageitholdings.com, to listen to a live conference call webcast. A replay of the conference call will be available through Tuesday, March 14, 2006, at midnight ET. The replay can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (International). The pass code for the replay is 6915241. An archived replay of the webcast will also be available on the Company's corporate website.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust ("REIT") focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage ("ARM") loans through MortgageIT, Inc., its wholly owned residential mortgage banking subsidiary. MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

Forward-Looking Statements

In this press release, 2005 results are unaudited. Also, this press release contains certain "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that relate to future, not past, events. In this context, forward-looking statements often address the Company's expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "will" or other similar words or expressions. Forward-looking statements, by their nature, address matters that are, to different degrees, uncertain and include, among other things, statements relating to the Company's ability to fund a fully-leveraged, self-originated loan portfolio, its anticipated loan funding volume and the Company's ability to pay dividends. These statements are based on the current economic environment and management's current expectations and beliefs, and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements are inherently subject to significant economic, competitive, and other contingencies that are beyond the control of management. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, MortgageIT's continued ability to originate new loans, including loans that we deem suitable for our securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in the Company's Annual Report on Form 10-K that was filed with the Securities and Exchange Commission ("SEC") on March 31, 2005 and from time to time in the Company's other SEC reports. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For additional information contact:

Investors
Sean McGrath
MortgageIT Holdings, Inc.
212-651-4637

Media
Joe LoBello
Brainerd Communicators, Inc.
212-986-6667

MortgageIT Holdings and Subsidiaries

Mortgage IT Holdings and Subsidiaries

Consolidated Balance Sheets
(Dollars in thousands)

	December 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$36,757	$70,224
Restricted cash	712	1,679
Marketable securities held to maturity	3,675	7,546
Portfolio ARM Loans
ARM loans collateralizing debt obligations, net	4,681,554	1,432,692
ARM loans held for securitization, net	282	1,166,961
Total Portfolio ARM Loans	4,681,836	2,599,653
Mortgage loans held for sale	3,378,197	784,592

Mortgage backed securities available for sale	23,357	—
Hedging Instruments	54,472	19,526
Receivables, net of allowance	146,043	28,731
Prepaids and other current assets	31,262	11,693
Goodwill – IPI Merger	11,639	11,639
Property and equipment, net	13,941	5,567
Total assets	$8,381,891	$3,540,850

LIABILITIES AND STOCKHOLDERS' EQUITY
Collateralized debt obligations ("CDOs")	$4,485,197	$1,331,986
Warehouse lines payable	3,177,990	1,869,385
Repurchase agreements	87,058	67,674
Hedging Instruments	8,801	1,145

Trust Preferred Securities	77,324	—
Note Payable and other debt	15,000	15,000
Accounts payable, accrued expenses and other liabilities	176,619	63,993
Total liabilities	8,027,989	3,349,183

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock	289	194

Treasury stock	(1,178)	—
Additional paid-in capital	393,304	238,405
Unearned compensation – restricted stock	(5,889)	(6,196)
Other Comprehensive Income	13,225	(387)
Accumulated Deficit	(45,849)	(40,349)
Total stockholders' equity (deficit)	353,902	191,667
Total liabilities and stockholders' equity	$8,381,891	$3,540,850

Consolidated Income Statement of Operations (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:

Gain on Sale of Mortgage Loans	$59,813	$20,763	$200,517	$70,397
Brokerage revenues	7,886	6,739	28,065	36,283
Interest income	113,770	32,934	325,806	60,346
Interest expense	(100,282)	(17,533)	(256,764)	(29,459)
Net Interest Income	13,488	15,401	69,042	30,887
Realized (loss) gain on hedging instruments	(70)	2,004	9,672	(7,852)
Other	247	294	962	566
Total revenues	81,364	45,201	308,258	130,281
Operating expenses:
Compensation and employee benefits	36,095	25,155	135,146	82,077
Processing expenses	21,161	7,651	61,225	24,603
General and administrative expenses	7,758	4,707	26,875	12,321
Rent	3,357	2,008	10,614	7,670
Marketing, loan acquisition and business development	1,281	1,076	4,407	4,203
Professional fees	3,377	1,659	10,615	3,510
Depreciation and amortization	1,739	770	4,360	2,726
Total operating expenses	74,768	43,026	253,242	137,110
Income (loss) before income taxes	6,596	2,175	55,016	(6,829)
Income (Benefit) taxes	(938)	413	14,669	1,617
Net Income (loss)	7,534	1,762	40,347	(8,446)
Dividends on convertible redeemablepreferred stock, accrued and unpaid	—	—	—	3,947
Net income (loss) attributable to common stockholders	$7,534	$1,762	$40,347	$(12,393)

Earnings per Share:
Basic	$0.27	$0.09	$1.69	$(1.46)
Diluted	$0.26	$0.09	$1.66	$(1.46)

Number of Shares:
Basic	28,354	19,405	23,887	8,517
Diluted	28,432	19,760	24,258	8,517

Segment Financial Results for the Fourth Quarter of 2005

	Mortgage Banking		Portfolio		Consolidated
($ thousands − except EPS)	Amount	EPS	Amount	EPS	Amount	EPS
After tax (loss) earnings prior to elimination	(696.00)	(0.02)	9,020	0.31	8,324.00	0.29
Elimination (1)	(3,075.00)	(0.11)	2,285	0.08	(790.00)	(0.03)
After tax (loss) earnings net of elimination	(3,771.00)	(0.13)	11,305	0.39	7,534.00	0.26
Adjustment for after tax impact relating to FAS133 (2)	0.00	0.00	1,200	0.05	1,200.00	0.05
Adjusted (Loss)/Earnings	(3,771.00)	(0.13)	12,505	0.44	8,734.00	0.31

Segment Financial Results for the Year ended December 31, 2005

	Mortgage Banking		Portfolio		Consolidated
($ thousands − except EPS)	Amount	EPS	Amount	EPS	Amount	EPS
After tax (loss) earnings prior to elimination	19,999.00	0.82	34,492.00	1.42	54,491.00	2.24
Elimination (1)	(20,973.00)	(0.86)	6,829.00	0.28	(14,144.00)	(0.58)
After tax (loss) earnings net of elimination	(974.00)	(0.04)	41,321.00	1.70	40,347.00	1.66
Adjustment for after tax impact relating to FAS133 (2)	(629.00)	(0.03)	(3,941.00)	(0.16)	(4,570.00)	(0.19)
Adjusted (Loss)/Earnings	(1,603.00)	(0.07)	37,380.00	1.54	35,777.00	1.47

(1)	Eliminates the economic impact of inter-company loan sales from the mortgage bank to the portfolio.

(2)	Adjusts previous gains and losses on derivative hedges reported by the Company (as a result of not qualifying under FAS 133) and the corresponding amortization associated with those gains and losses.

Operating Statistics Table

	Quarter Ended 2005
	March 31	June 30	Sept 30	Dec 31
Mortgage Banking Metrics
Loan volume ($ millions)	$4,340	$6,389	$9,249	$9,244
% Purchase	51%	56%	48%	47%
% Refinance	49%	44%	52%	53%
% Funded in MortgageIT name (banked)	92%	93%	95%	96%

Held for sale warehouse balance (avg) ($ millions)	$1,500	$2,139	$3,655	$4,828
Warehouse weighted average coupon	6.33%	5.87%	5.24%	5.59%
Warehouse borrowing cost	3.33%	3.74%	4.36%	4.95%
Warehouse net interest margin	3.00%	2.13%	0.88%	0.64%

Number of production branches	51	53	58	54

Gain on sale on total loans sold to third parties (bps)	105	114	93	71
Gain on sale prime loans sold to third parties (bps)	97	93	80	70
Gain on sale sub-prime loans sold to third parties (bps)	186	227	175	75

Gain on sale on loans transferred to portfolio (bps)	87	70	78	66
Margin on loans brokered (bps)	133	116	128	122

Loan Portfolio Metrics
Average loan assets in portfolio ($ millions)	$2,786	$3,404	$4,197	$4,804

Weighted average coupon of loans	5.12%	5.17%	5.37%	5.41%
Scheduled loan basis amortization	0.21%	0.22%	0.28%	0.26%
Incremental loan basis amortization due to higher prepayment rates	—%	0.05%	0.08%	0.00%
Net weighted average coupon	4.91%	4.90%	5.01%	5.15%

Interest expense (net of hedging)	3.07%	3.62%	3.93%	4.19%
FAS133 adjustment	—%	-0.17%	-0.14%	-0.10%
Adjusted net interest margin	1.84%	1.45%	1.22%	1.05%

General and administrative (includes servicing expense)	0.41%	0.44%	0.34%	0.07%
Credit provision	0.09%	0.09%	0.09%	0.09%

Adjusted loan portfolio return on assets	1.34%	0.92%	0.79%	0.90%
Adjusted loan portfolio return on assets prior to increased prepayments	1.34%	0.97%	0.87%	0.90%

Credit Reserve for HFI Portfolio
Credit reserve balance	0.05%	0.06%	0.07%	0.09%

60 to 89 days past due	0.06%	0.11%	0.26%	0.26%
Over 90 days past due	—%	—%	0.04%	0.12%
Foreclosure	0.04%	0.17%	0.13%	0.09%
Total past due and foreclosure	0.10%	0.28%	0.43%	0.47%